EXHIBIT 99.1

Arby’s Names Quick-Service Restaurant Industry Veteran as President

Hala Moddelmog Returns Home to the Arby’s Brand
Where She Began Her Business Career

Previously was President of Church’s Chicken
and Susan G. Komen for the Cure

ATLANTA, May 12, 2010 – Wendy’s/Arby’s Group, Inc. (NYSE:WEN) announced today that Hala Moddelmog, 54, has been named President of Arby’s Restaurant Group, Inc.
Moddelmog is a seasoned restaurant industry executive with a proven track record and she has extensive experience leading successful, high performance organizations.

She will begin her new duties on May 20 and report to Wendy’s/Arby’s Group President and Chief Executive Officer Roland Smith.

Moddelmog’s extensive leadership background includes service from 1995-2004 as President of Church’s Chicken, which is now the world’s fourth-largest chicken chain with more than 1,650 restaurants.  At Church’s, where she previously held the position of Vice President of Marketing, she completely re-imaged the brand and drove eight consecutive years of same-store sales growth.

From 2006-2009, she was President and Chief Executive Officer of Susan G. Komen for the Cure, the largest grassroots network working to eradicate breast cancer.  Most recently, Moddelmog served as Chief Executive Officer of Catalytic Ventures, LLC, a firm she founded to provide strategic and operating consulting services in the foodservice, healthcare, franchising, retail and nonprofit categories.

Moddelmog is very familiar with Arby’s®, having started her business career as a Market Research Manager for the AFA Service Corporation (“AFA”), which is Arby’s franchise marketing association, from 1981-1984.  She later returned to the AFA in the early 1990s as Vice President Product Development and Strategic Planning.

“We welcome Hala to our team. She will lead the ongoing turnaround of the Arby’s brand as we focus on increasing customer traffic in our restaurants,” said Smith. “She is an accomplished leader whose proven restaurant and business experience will be a tremendous asset to our organization. Her familiarity with the Arby’s brand and our franchise system will enable her to quickly immerse herself in brand-building strategies to grow store sales and profitability.  Hala is known for her multi-dimensional leadership skills with areas of strength in strategic planning, marketing and product development, as well as assembling and managing strong, results-oriented teams.”

“I am very excited to return to Arby’s, where I started my business career,” said Moddelmog.  “Arby’s is a premier quick-service restaurant brand and I look forward to working with the leadership team and franchisees as we execute a turnaround of the business. I have analyzed the brand’s current priorities and can’t wait to lead our most important initiatives to grow sales and profits for our restaurants.”

When Moddelmog was named President of Church’s Chicken in 1995, she became the first woman to lead a major international restaurant company.  Under her leadership, the company experienced record sales and profit growth, which out-paced the foodservice industry.  Moddelmog also was recognized for her strong relationships with franchisees, marketing expertise and new product development skills.

Highlights of Moddelmog’s career at Komen include the establishment of a world-renowned Scientific Advisory Board with a record-setting annual grant of $100 million to scientific research.  In addition, she was instrumental in the establishment of the Susan G. Komen Advocacy Alliance, designed to advocate for breast cancer patients at the state and federal level.  During her tenure, Moddelmog also strengthened Komen’s operational and financial stewardship, while significantly boosting public awareness and more than doubling the number of corporate sponsors.

Moddelmog earned a M.A. in Journalism and Mass Communications from the University of Georgia and a B.A. in English from Georgia Southern University.  She has attended executive education programs at Harvard University and Northwestern University’s Kellogg Graduate School of Management, and has received the National Association of Corporate Directors’ (NACD) certification.

Moddelmog, a resident of Atlanta, replaces former Arby’s President and CEO Tom Garrett, who left the company earlier this year.

About Wendy's/Arby's Group, Inc.
Wendy's/Arby's Group, Inc. is the third largest quick-service restaurant company in the United States and includes Wendy's International, Inc., the franchisor of the Wendy's restaurant system, and Arby's Restaurant Group, Inc., the franchisor of the Arby's restaurant system. The combined restaurant systems include more than 10,000 restaurants in the U.S. and 24 countries and territories worldwide. To learn more about Wendy's/Arby's Group, please visit the company's website at www.wendysarbys.com.

About Arby’s Restaurant Group, Inc.
Arby’s Restaurant Group, Inc., based in Atlanta, is the second largest quick-service sandwich chain in the U.S. with more than 3,700 system-wide restaurants. Founded in 1964, Arby’s quick service restaurants specialize in slow roasted and freshly sliced roast beef sandwiches as well as Market Fresh® deli-style sandwiches, toasted subs, and salads, all with the convenience of a drive-thru. Arby’s offers guests a unique, great tasting alternative to traditional fast food with its one-of-a-kind menu items including the Beef ‘n Cheddar, Curly Fries and Jamocha shakes.  To learn more about Arby’s, please visit www.arbys.com.

Contacts
Media:	Bob Bertini, 678-514-6902 or bob.bertini@wendysarbys.com
Investors:	John Barker, 678-514-6900 or john.barker@wendysarbys.com